EXHIBIT 99.2

SIMMONS & COMPANY

INTERNATIONAL

The Conflicts Committee of the Board of Directors

Of LRE GP, LLC

1111 Bagby Street, Suite 4600

Houston, TX 77002

Re:	Initially Filed Registration Statement on Form S-4 of Vanguard Natural Resources, LLC filed on or about June 3, 2015

Dear Members of the Conflicts Committee:

We hereby consent to the inclusion of our opinion letter to you dated April 20, 2015, and our opinion letter to you dated May 20, 2015, as Annexes E and F, respectively, to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of Vanguard Natural Resources, LLC to be initially filed with the Securities and Exchange Commission on or about June 3, 2015 (the “Registration Statement”), and to the references to our opinions and our firm in the Registration Statement under the headings: “SUMMARY—Opinions of the Financial Advisor to the LRE GP Conflicts Committee,” “RISK FACTORS—Risks Relating to the Merger,” “PROPOSAL 1: THE MERGER—Background of the Merger,” “PROPOSAL 1: THE MERGER—Recommendation of the LRE GP Conflicts Committee and its Reasons for the Merger,” “PROPOSAL 1: THE MERGER—Reasons of the LRE GP Conflicts Committee for Consenting to the Eagle Rock Merger,” “PROPOSAL 1: THE MERGER—Opinions of the Financial Advisor to the LRE GP Conflicts Committee,” and “PROPOSAL 1: THE MERGER—Unaudited Prospective Financial and Operating Information of LRE, Vanguard and Eagle Rock.”

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinions are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned version of the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the above-mentioned Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

SIMMONS & COMPANY INTERNATIONAL

By:	/s/ Jay Boudreaux
Mr. Jay Boudreaux
Managing Director

Houston, Texas

June 3, 2015